                                  EXHIBIT 12.1

                           NOBLE DRILLING CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)



                                                                    YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------------
                                                  1999           1998           1997         1996          1995
                                            -------------  -----------------  --------     --------     --------
Earnings:
Income before income taxes and
extraordinary charge....................(1)     $125,486       $230,919        $379,613     $101,959     $  4,866

Add:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................          33,150          5,181          12,894       18,758       12,156

Interest component of rent expense......           1,282          1,314           2,128        1,668          731

Equity in losses of joint ventures......             690          4,216             528           --           --

Minority interest.......................           1,224             --             256          428          214
                                                --------       --------        --------     --------     --------

      Earnings as adjusted..............        $161,832       $241,630        $395,419     $122,813     $ 17,967
                                                ========       ========        ========     ========     ========
Fixed Charges:
Interest on indebtedness and
  amortization of debt expense
  and discount..........................        $ 33,150       $  5,181        $ 12,894     $ 18,758     $ 12,156

Capitalized interest....................          22,393         17,200           4,218           --           --

Interest component of rent expense......           1,282          1,314           2,128        1,668          731
                                                --------       --------        --------     --------     --------

      Fixed charges ....................        $ 56,825       $ 23,695        $ 19,240     $ 20,426     $ 12,887
                                                ========       ========        ========     ========     ========

Ratio of earnings to fixed charges......(2)          2.8           10.2            20.6          6.0          1.4
                                                ========       ========        ========     ========     ========

(1) Included in the 1997 amount is a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs.

(2) Excluding a non-recurring gain of $197,676,000 related to the sale of the Company's mat-supported jackup rigs, the ratio of earnings to fixed charges for 1997 was 10.3.